UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 31, 2018

Date of Report (Date of earliest event reported)

AEDAN FINANCIAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55807	82-1613709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Market Street, Suite 200

San Francisco, California

(Address of principal executive offices)

866-601-7727

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On December 31, 2018, Mr. Eric Fitzgerald resigned as the Company’s Chief Executive Officer (“CEO”). Mr. Fitzgerald, the Company’s founder retained his position as the Company’s sole director and Chairman of the Board. The resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices.

On December 31, 2018, Mr. Ivan Funtov was appointed CEO of the Company following the resignation of Eric Fitzgerald, former CEO. Mr. Funtov served a consulting software engineer internship for Aedan, Inc., the Company’s wholly-owned subsidiary from 2016-2017, developing the AedanOS operating system. During this time, Mr. Funtov earned a bachelor’s degree in computer software engineering from Art Institutes of California, Inland Empire, San Bernadino, CA.  He is well versed in systems architecture via C #, C ++, HTML5, CSS3, JavaScript, PHP and Open GL.  He is self-taught in cybersecurity knowledge and has developed custom APIs, AI scripting and video game programming, as well as blueprint via Unity and Unreal engine, UI/UX, App, and Web Development and wireframes scripting.  Mr. Funtov has also served as Business Manager for Bond No. 9, Beverly Hills, CA November 2014 – September 2016.

There is no arrangement or understanding among Mr. Funtov and any other person, pursuant to which he was appointed as a director and officer of the Company. Neither Mr. Fitzgerald or Mr. Funtov have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. At this time, the Company does not have a written employment agreement or other formal compensation agreement with Mr. Funtov. Compensation arrangements are the subject of ongoing development and the Company will disclose any compensatory arrangements entered into in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aedan Financial Corp.

Dated: March 1, 2019	/s/ Ivan Funtov
Ivan Funtov, Chief Executive Officer

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